CBS INC. and subsidiaries

      EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)

                   (In millions, except per share amounts)

                                                    PRIMARY
                                        Three months        Nine months
                                     ended September 30  ended September 30

                                        1995    1994        1995    1994
Earnings:                               ----    ----        ----    ----
 Net Income                             $33.4  $ 58.5      $107.1  $237.1
 Dividends on Series B preference
  stock                                          (2.4)       (4.6)   (9.2)
 Net income applicable to common         ----   -----       -----   -----
  shares                                $33.4  $ 56.1      $102.5  $227.9
                                         ====   =====       =====   =====
Shares:
 Weighted average number of common
  shares outstanding                     64.4    72.6        62.5    75.9
                                         ====    ====        ====    ====
Per share:

 Earnings per common share              $ .52  $  .77       $1.64  $ 3.00


























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                          CBS INC. and subsidiaries

EXHIBIT 11 (continued) - COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)

                   (In millions, except per share amounts)


                                                 FULLY DILUTED
                                        Three months         Nine months
                                     ended September 30  ended September 30

                                        1995    1994       1995      1994
Earnings:                               ----    ----       ----      ----
 Net Income                            $33.4    $58.5     $107.1    $237.1
                                        ====     ====      =====     =====
Shares:
 Weighted average number of common
  shares outstanding                    64.4     72.6       62.5      75.9
 Common stock equivalents                 .7       .6         .7        .6
 Assumed conversion of Series B
  preference stock                        .4      3.7        2.2       4.0
                                        ----     ----       ----      ----
 Adjusted shares                        65.5     76.9       65.4      80.5
                                        ====     ====       ====      ====

Per share:

 Earnings per common share (a)         $ .51    $ .76      $1.64    $ 2.94





(a) These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although they are not required by APB Opinion No. 15 because they result in dilution of less than 3%.












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